Exhibit 10.6

MAURICE TAYLOR AGREEMENT TO DEFER PAYMENT OF ACCRUED SALARY

This Agreement to Defer Payment of Accrued Salary (the “Payment Agreement”) is entered into by and between Maurice R. Taylor II (“Taylor”), and ProUroCare Medical Inc. (“PUC”).

WHEREAS, Taylor was employed by PUC as its Chief Executive Officer under the terms of an employment agreement dated January 1, 2005 (the “Employment Agreement”); and,

WHEREAS, Taylor resigned from his position as Chief Executive Officer effective November 1, 2006, terminating the Employment Agreement; and

WHEREAS, at the request of PUC’s Board of Directors, Taylor performed certain duties as an employee in an advisory capacity to PUC’s new Chief Executive Officer between November 1, 2006 and March 31, 2007; and

WHEREAS, because PUC is a development stage company, with no revenues or income but a significant amount of debt, and has received a “Going Concern” opinion from its auditors, it was not financially able to, and did not, pay Taylor according to the terms of the Employment Agreement and for subsequent employment period between June 15, 2006 and March 31, 2007; and

WHEREAS, PUC is not currently able to pay Taylor’s earned but unpaid salary totaling One Hundred Forty-One Thousand Sixteen and 72/100 dollars ($141,016.72) (the “Accrued Salary”), but desires to reach an amicable arrangement with Taylor to pay the Accrued Salary on a reasonable payment schedule, acceptable to Taylor.

NOW THEREFORE, the Parties have agreed to the following terms and conditions:

1)              Consideration to Taylor:

(A)      PUC will pay Taylor’s Accrued Salary according to the following schedule:

Date	Amount

June 1 to December 1, 2007	$5,000.00 per month

Balloon payment, on or before December 28, 2007	$106,016.72

If PUC pays any current employee’s accrued but unpaid back wages, it shall pay Taylor on an equal basis based upon the total amount due to each person, taking into account amounts paid previously under this Section 1.

(B)        As consideration to Taylor for his agreement to defer payment for his Accrued Salary under the terms of Section 1(A) hereof, PUC shall amend Taylor’s ProUroCare Inc. Incentive Stock Option Agreement dated April 19, 2002 to allow Taylor until April 1, 2012 to exercise his 450,000 vested options (including 214,000 options gifted by Taylor to his children) to purchase ProUroCare Medical Inc. common stock at $1.13 per share.  The parties acknowledge that all 450,000 options are “Non-Qualified” options.  In the event that PUC is eligible to register the shares to be issued pursuant to its 2002 and 2004 stock option plans (including the shares to be issued upon exercise of the foregoing options) with the Securities and Exchange Commission on Form S-8, PUC shall file such registration by March 31, 2008.

(C)        If PUC fails to make any payment on its due date according to the schedule above, PUC shall pay a penalty of 10 percent of that payment.  In addition, PUC shall pay interest on any past due amounts to be paid under Section 1 (A) at a rate of 10 percent per year (based on a 365 day year and actual number of days outstanding).  For purposes of this agreement, payments mailed to Taylor shall be considered timely paid if postmarked on or before the due date.

(D)       Taylor shall have the option to accept as payment for any of the Accrued Salary, shares of ProUroCare Medical Inc. common stock up to a maximum of 100,000 shares, based on the price of the last completed trade on the day prior to such payment (or if no shares are so transacted on that day, the average of the closing bid and asked prices) as reported by the Over-the-Counter Bulletin Board.  Taylor shall notify PUC of his election to accept any payment due him in stock ten days prior to the date such payment is due.  It is understood that Taylor shall remit to PUC, and PUC shall be responsible for depositing with the proper governmental authorities, any required federal and state withholding taxes related to the issuance of any such shares.

(E)         All of the forgoing payments will be less all taxes and withholdings required by law.  PUC will issue Taylor a W-2 form reflecting the foregoing payments.

2)              In consideration for the payment and benefits described above and the remainder of the terms and conditions set forth in this Payment Agreement, the sufficiency of which is acknowledged and has been received, the Parties further agree to the following:

(A)      Taylor agrees that his separation from employment with PUC is effective March 31, 2007, and is complete and permanent.  The Parties confirm their continuing obligations and rights under Paragraphs 7, 8, 10, and 12 of the Employment Agreement.

(B)        The Parties agree not to assist or encourage in any way or cooperate with, any individual, group of individuals or entity in bringing or pursuing a lawsuit, charge, complaint or grievance or making any other demands against the other Party.  Taylor shall fully cooperate with PUC in the future with respect to matters arising out of his employment with PUC.  The Parties agree that in any and all future proceedings of whatever nature, they will testify truthfully and will testify against the other Party only to the extent compelled to do so by a lawful subpoena or other judicial or administrative action.  If a Party receives a subpoena or other judicial or administrative action requesting his/its testimony in a matter involving the other Party, the subpoenaed Party shall immediately contact the other Party and cooperate with same.

(C)        The Parties represent that they have not filed any claims, actions or charges arising out of or related to Taylor’s Employment Agreement with PUC and the conclusion of Taylor’s employment by PUC with any local, state or federal court or agency against the other Party (including PUC’s divisions, operations, parents, subsidiaries, affiliates, predecessors, successors, insurers, and assigns, and past and present owners, directors, stockholders, officers, trustees, agents, employees and representatives) and agree not to do so in the future.

(D)       Taylor represents that he is responsible for all tax payments concerning the payments to be made under Section 1 hereof (other than employer’s payroll taxes and amounts withheld from Taylor’s pay) and any penalties and interest that may arise as a result of such payments.

3)              Nothing in this Payment Agreement is intended to be, nor shall be construed as, an admission of any breach, violation or wrongdoing by either Party with respect to any contract or local, state or federal ordinance, statute or common law.

4)              The Parties agree and understand that any claims or actions relating to this Payment Agreement shall be brought only in the State of Minnesota.  The Parties further agree that to the extent any state law shall apply to any dispute arising out of this Payment Agreement, Minnesota law shall apply.

5)              This Payment Agreement sets forth the entire agreement between the Parties concerning the subject matter herein and fully supersedes any and all prior discussions, offers, negotiations, representations, letters, agreements or understandings between the Parties concerning the subject matter herein.

6)              If any provision of, or portion thereof, this Payment Agreement is found to be unenforceable, illegal or void by a court or agency of competent jurisdiction, the other provisions, or the remainder of the unenforceable, illegal or void provision, of this Agreement, shall remain valid and fully enforceable, and the court or agency shall interpret the remaining provisions, or insert such other terms, to effectuate the Parties’ intent.

7)              The Incentive Stock Option amendment set forth in Paragraph 1(B) will be provided within 10 business days after the execution of this Payment Agreement by both parties.

PROUROCARE MEDICAL INC.

By	/s/ Richard C. Carlson
Richard C. Carlson
Its:	Chief Executive Officer

Dated: May 11, 2007

I HAVE READ AND UNDERSTAND THE ABOVE AND VOLUNTARILY ENTER INTO THIS PAYMENT AGREEMENT.

Dated: May 11, 2007	By:	/s/ Maurice R. Taylor
Maurice R. Taylor II